Exhibit 10.1
Raytheon Company
870 Winter Street
Waltham, Massachusetts
02451-1449 US

July 25, 2014

William H. Swanson
Raytheon Company
870 Winter Street
Waltham, MA 02451

Re:	Transition Agreement

Dear Bill:

This Transition Agreement ("Agreement") confirms the understandings we have reached with respect to your retirement from employment with Raytheon Company.

1.Retirement Date: Your retirement date will be September 30, 2014. After this date you are eligible to receive pension payments under the Raytheon Company Pension Plan for Salaried Employees in accordance with the terms of the Plan and any required restrictions. You will also be eligible to receive such other benefits as are provided pursuant to Raytheon Company policies and plans for retirees.
2.Restricted Stock Awards: Restricted shares previously awarded to you by the Board of Directors on which the restrictions have not lapsed as of the date of this Agreement will be forfeited as of that date. In lieu thereof, the Raytheon Board of Directors has on July 25, 2014, approved a grant of Restricted Stock Units to you valued at $7,300,000 (seven million three hundred thousand dollars) effective upon your acceptance of this Agreement and the terms of the attached Restricted Stock Unit Agreement (Exhibit A). These Restricted Stock Units will vest in equal portions over three years in accord with and subject to the terms and conditions of the attached Restricted Stock Unit Agreement.
3.LTPP Stock Units – Pursuant to your participation in the Company LTTP Plan, you shall receive a pro-rated payout, if any is earned, based on the Company’s performance achieved for the respective three year cycles pursuant to the terms of the Company Plan. Timing of any payout will be within 30 days of the Board’s certification of the Company’s Plan performance for each three year cycle.
4. Executive Life Insurance – Based on the terms of the Executive Life Insurance plan, your current coverage of $3,000,000 will be reduced each year by $333,333 until a final capped benefit of $1,000,000 is reached. The first such reduction will occur on the first day of the month following retirement, with subsequent reductions occurring every October thereafter until 2019.

5.Other Benefits: In addition to your Executive Life Insurance coverage, you are eligible for Company sponsored retiree life insurance in the amount of $2,000. You are also eligible for Raytheon retiree medical coverage for which you will receive a subsidy of $43 per month toward the cost. A detailed retirement portfolio has been prepared for you to explain both your pension payout options and your healthcare options in retirement.
6.Paid Time Off: You will be paid for any accrued but unused Paid Time Off as of the Retirement Date.
7.IT and Security Systems: Effective October 1, 2014, following your retirement from Raytheon, all residence, office, and personal IT and Security Systems provided to you by the Company shall be considered personal devices and become your responsibility. By October 1, 2014, the Company shall provide to you a Raytheon Company device configured with a new email account compliant with security policies for access to materials that may be required to support any Advisory Services provided by you in accord with paragraph 8. During the period from October 1, 2014, to November 28, 2014, you shall identify to the Company those systems and equipment you wish to maintain personally, and all other systems and equipment shall be returned to the Company or removed from the premises at the Company’s expense. For the systems and equipment you wish to maintain personally, during the October 1, 2014, to November 28, 2014, period: 1) the Company will transition and reconfigure the equipment to personal use compliant with licensing agreements and security policies; 2) the estimated salvage value of such equipment and systems shall be treated as imputed income to you in accord with Company policies; and 3) the Company will transfer the operational services, maintenance and technical support to personal accounts selected by you. No later than November 28, 2014, you will assume full responsibility for the operational service, maintenance, and technical support of the equipment and systems you have retained.
8. Advisory Services: Between the dates of October 1, 2014 and September 30, 2017, at mutually agreed times, you will be available up to three days a month to provide Advisory Services on behalf of Raytheon at no additional compensation. Assignment of any Advisory Service responsibilities will be at the direction of the Raytheon Company Chief Executive Officer, with reasonable expenses and first class air travel provided by the Company to support any activity.
9.Board Participation: Effective September 30, 2014, upon the execution of this Agreement, you hereby confirm your resignation from your positions as an Officer, Director, and Chairman of the Board of Raytheon Company.

With respect to your service on any Non-Raytheon boards or advisory committees, effective September 30, 2014, and having concluded your years of service to the Company, you will no longer serve as a representative of Raytheon Company on any such boards or advisory committees. At your discretion, you may continue any such service in your personal capacity consistent with the terms of service required by any such boards and committees and at your own expense. Upon the mutual written agreement between you and the Raytheon Company Lead Director, you may participate on specifically identified board or advisory committees as a representative of Raytheon Company, with any such service to be reviewed and approved annually. The Company shall provide reasonable travel expenses for any such service, and such service shall count toward the three-day monthly Advisory Services you may provide in accord with paragraph 8.

10. Administrative Support: After September 30, 2014, the Company will conclude administrative support for you, except that appropriate limited administrative support will be provided for any Advisory Services performed in accord with paragraph 8 and any board or advisory committee work done as a representative of Raytheon in accord with paragraph 9.

11.General Release: You agree to execute the General Release attached hereto.

12.Legal Proceedings: You agree that, regarding existing and future legal or administrative proceedings or asserted claims related to events which occurred during your employment in which Raytheon is a party, and as to which you might in the Company's view have personal knowledge, you will cooperate to the fullest extent reasonably possible in the preparation and presentation by Raytheon in the prosecution or defense of any such matters, including without limitation the execution of affidavits, or the provision of information, or testimony as requested by Raytheon Company.
13.Security Clearance: In the course of your employment at Raytheon, you may have come into possession of or exposure to classified information consistent with your security clearances. The Company reminds you that disclosure of any information which came to you as a result of your security clearances, including work product, company plans and other matters, shall not be discussed or revealed in any way, except if required to do so pursuant to a proceeding instituted by an appropriate government agency or at the request of an authorized company agent, and in all cases consistent with the terms of your security clearances. Required classified information briefings will be conducted as required by classified holder directions. Raytheon agrees to manage and hold your security clearance as appropriate for the duration of your services pursuant to this Agreement.
14.Confidential and Proprietary Information: You agree to keep all confidential and proprietary information of the Company, its subsidiaries and affiliated companies, including joint venture partners, strictly confidential except to the extent disclosure is required by law or court order, and except to the extent that such confidential and proprietary information has become public through no fault of your own.
15.Ethics Compliance: You hereby represent and warrant that, to the best of your knowledge, you have complied in full with all Raytheon Company policies related to ethics, and have disclosed to the Office of the General Counsel all matters which were required to be disclosed by said policies. In particular, you represent and warrant that, to the best of your knowledge except as so disclosed by you, you have no information which you believe could be the basis for any charge of a violation of law by Raytheon Company or persons associated with Raytheon Company, including but not limited to violations of the False Claims Act or any federal, state or local statute.

16.Insider Information: In the course of your responsibilities with the Company, you may have come into possession of "insider information" for securities law purposes. We would like to remind you that any financial plan, program, estimate or matter not readily available to the general public shall be kept in strictest confidence and may not be disclosed or discussed. Further, for a period of 90 days following your retirement from the Company, you are subject to Raytheon’s securities trading policies and requirements with respect to any transactions in Raytheon stock.
17.Non-Disparagement Agreement: You and Raytheon Company mutually agree not to disparage one another. Raytheon, its officers, directors and employees, and you shall have the right to make truthful responses to any charges, accusations or allegations, and no such response shall be considered a breach of this non-disparagement agreement.
18.Governing Law and Arbitration: This Agreement shall be governed by and construed and enforced in accordance with the laws of Massachusetts. Any dispute arising under this Agreement shall be settled exclusively through arbitration. Such arbitration shall be conducted in accordance with the rules of the American Arbitration Association before a single arbitrator in the city to be determined by mutual agreement. The decision of the arbitrator shall be final and binding on both parties. Judgment may be entered on the award of the arbitrator in any court having proper jurisdiction.
19.Binding Agreement: This Agreement shall be binding upon and inure to the benefit of you and Raytheon Company and each of their respective successors and assigns. This Agreement sets forth the entire agreement and understandings of the parties and supersedes all previous discussions, commitments or agreements.

Thank you for your service to Raytheon Company, and best wishes for a successful retirement.

Sincerely,

/s/ Vernon E. Clark________
Vernon E. Clark
Lead Director, Raytheon Company

Acknowledged and Accepted:

/s/ William H. Swanson______
William H. Swanson
Date: July 25, 2014

Attachments

Exhibit A
RAYTHEON 2010 STOCK PLAN

RESTRICTED STOCK UNIT AWARD AGREEMENT

This Restricted Stock Unit Award Agreement, dated as of July 25, 2014 (the “Award Date”) is between Raytheon Company (the “Company”), and William H. Swanson, an employee of the Company or one of its Affiliates (“you”).

1.	Award of Units
The Company hereby awards you the number of restricted stock units (“Units”) set forth below, with respect to its common stock, par value $0.01 per share (the “Stock”), subject to the terms and conditions of the Raytheon 2010 Stock Plan (the “Plan”) and the vesting and other provisions of this Agreement. Subject to the provisions hereof, each Unit represents the right to receive one share of Stock (a “Share”) plus additional cash payments in lieu of dividends as described in Section 6 below.

Total Number of Restricted Units (the “Award”): 79,287	Vesting Date/ # Units
Vesting Schedule: (Each period from the Award Date until the Vesting Date is a “Restriction Period”.)	• July 25, 2015: 26,429 • July 25, 2016: 26,429 • July 25, 2017: 26,429

2.	Acceptance of Award
This Award is not effective or enforceable until you properly acknowledge your acceptance of the Award by returning an executed copy of this Award Agreement to Executive Compensation as instructed below no later than July 25, 2014. If you do not properly acknowledge your acceptance of this Award Agreement on or before July 25, 2014, this Award will be forfeited.

Acceptance of this Award Agreement must be made only by you personally or by a person acting pursuant to a power of attorney in the event of your inability to acknowledge your acceptance due to your disability or deployment in the Armed Forces (and not by your estate, your spouse or any other person). If you desire to accept this Award, you must acknowledge your acceptance and receipt of this Award Agreement by signing and returning a copy of it to Raytheon Company, Executive Compensation, Attention: Nicole Wilson, 235 Wyman Street, Waltham, MA 02451 in the enclosed self-addressed stamped envelope.

Assuming prompt and proper acknowledgement of your acceptance of this Award Agreement as described above, this Award will be effective as of the Award Date. Acceptance of this Award Agreement constitutes your consent to any action taken under the Plan consistent with its terms with respect to this Award and your agreement to be bound by the restrictions contained in Exhibit A attached hereto (“Post-Employment Conduct”).

3.	Vesting of Units on Continued Service
Subject to Sections 4, 5, and 8E below, if you are continuously employed by the Company or an Affiliate from the Award Date until the Vesting Date noted above, the Units associated with that Vesting Date shall vest and the restrictions on those Units shall lapse.

4.	Effect of Termination of Employment
Notwithstanding anything herein to the contrary, if (i) on the Award Date you have attained at least the age of sixty (60) and have completed at least ten (10) years of service and (ii) you cease to be an employee of the Company or an Affiliate for any reason, other than for Cause, after the Award Date but prior to the end of the Restriction Period, you will continue to vest in your Units and receive dividend equivalents (as provided in Section 6 below) per the Vesting Schedule, as if you remained employed by the Company or an Affiliate until the end of the Restriction Period.

5.	Effect of Death, Medical Leave of Absence, Disability or Change in Control.
Notwithstanding anything above to the contrary, the Units shall vest and restrictions on the Units shall lapse as follows:

a)	immediately upon your death;

b)	in accordance with the Vesting Schedule in the event of (i) a Medical Leave of Absence of at least one year or (ii) Disability; or

c)	immediately upon a Change in Control.

6.    Payment; Dividend Equivalents
The Company shall deliver to you evidence of ownership of the net number of Shares equal to the number of vested Units reduced by the number of Shares previously accelerated to pay taxes, if any, and the number of Shares necessary to satisfy tax withholding obligations, both as described in Section 8E below, as soon as practicable after the Vesting Date applicable to the Units or, if earlier, on your death or on any Change in Control which is a change of ownership or effective control of the Company or a change of ownership of a substantial portion of its assets, in each case, for purposes of Section 409A of the Code. For the avoidance of doubt, after a Change in Control occurs, such Units shall be considered vested and not subject to forfeiture hereunder. During any Restriction Period, unless otherwise forfeited, you shall be entitled to receive a cash payment in lieu of dividends on the number of Shares the Units covered by this Award represent, when, if and to the extent that the Board has approved a dividend for all Company common shareholders during any Restriction Period.

7.    Post-Employment Conduct
Except where prohibited by law, by accepting this Award, you agree to the Post-Employment Conduct restrictions contained in Exhibit A to this Award Agreement.

8.    Other Provisions

A.	No Guaranty of Future Awards. This Award does not guarantee you the right to or expectation of future Awards under the Plan or any future plan adopted by the Company.

B.
No Rights as Shareholder.  You shall not be considered a shareholder of the Company with respect to the Units until Shares are issued to you in payment of the Units. Therefore, you have no right to vote the Units or to receive dividends with respect to such Units except as provided in Section 6 above.

C.
No Rights to Continued Employment; Recipient Obligations. This Award shall not be deemed to create a contract or other promise of continued employment with the Company or an Affiliate and shall not in any way prohibit or restrict the ability of the Company or an Affiliate to terminate your employment at any time for any reason. This Award Agreement provides for certain obligations on your part following the cessation of your employment with the Company or an Affiliate and shall not, by implication or otherwise, affect in any way your obligations to the Company or an Affiliate during the term of your employment by the Company or an Affiliate, whether pursuant to written agreements between the Company and you, the provisions of applicable Company policies that may be adopted from time to time or applicable law or regulation.

D.
Restrictions on Transfer of Units. Until the vesting of, and lapse of the restrictions applicable to, any Units and the delivery of Shares in payment therefor, Units may not be sold, transferred, pledged, exchanged, hypothecated or disposed of by you and shall not be subject to execution, attachment or similar process.

E.
Taxes. Taxes may be assessed and/or withheld as required by law at applicable United States federal, state and/or other tax rates (under the laws of the jurisdictions in which you reside or that may otherwise be applicable to you) with respect to Units, issuance of Shares and cash in lieu of dividends. The Company will accelerate the vesting and payment of Units to pay your Federal Insurance Contributions Act (FICA) tax on Units, the income tax withholding that results from payment of your FICA tax, and your additional FICA tax and income tax withholding attributable to the pyramiding of FICA tax and income tax withholding due to the foregoing payments.

F.
Clawback. If you are an elected officer, in addition to any other remedies available to the Company (but subject to applicable law), if the Board determines that it is appropriate, the Company may recover (in whole or in part) any payment made pursuant to this Award where: (1) the payment was predicated upon achieving certain financial results that were subsequently the subject of a restatement of Company financial statements filed with the Securities and Exchange Commission; (2) the Board determines that you engaged in knowing or intentional fraudulent or illegal conduct that caused or substantially caused the need for the restatement; and (3) a lower payment would have been made to you pursuant to the Award based upon the restated financial results. In any such instance, the Company will, to the extent practicable, seek to recover from you the amount by which the payment pursuant to the Award for the relevant period exceeded the lower payment that would have been made based on the restated financial results. The Company’s right of recovery applies to both the vested and unvested portion of the Award.

G.
Compliance with Section 409A of the Code. Notwithstanding anything in this Agreement to the contrary, to the extent that this Agreement constitutes a nonqualified deferred compensation plan to which Code Section 409A applies, the administration of this Award (including time and manner of payments under it) shall comply with Section 409A.

H.
Plan. All terms and conditions of the Plan are incorporated herein by reference and constitute an integral part hereof. Any capitalized terms used but not defined herein shall have the meanings ascribed to them in the Plan.

I.
Notices. Notices required or permitted hereunder shall be in writing and shall be delivered personally or by mail, postage prepaid, addressed to Raytheon Company, 870 Winter Street, Waltham, Massachusetts 02451, Attention: Senior Vice President, Human Resources, and to you at your address as shown on the Company's payroll records.

J.
Entire Agreement; Successors and Assigns. The Plan and this Award Agreement constitute the entire agreement governing the terms of the Award to you. The Award Agreement shall inure to the benefit of the Company’s successors and assigns and may be assigned by the Company without your consent.

K.	Governing Law. This Award Agreement shall be governed by the law of the Commonwealth of Massachusetts, without regard to its provisions governing conflicts of law.

Your acceptance of this Award constitutes your agreement to the terms of this Restricted Stock Unit Award Agreement.

RAYTHEON COMPANY

_/s/ Vernon E. Clark_________________
Vernon E. Clark
Lead Director

(Please complete, sign and return by mail.)

Acknowledged by:

_/s/ William H. Swanson_____    July 25, 2014____________
Signature    Date

_William H. Swanson_______    _________________________
Print Name    Employee ID

Exhibit A
Post-Employment Conduct
The Post Employment Conduct Restrictions (the “Restrictions”) attached as Exhibit A to the Restricted Stock Unit Award Agreement (the “Award Agreement”) with an Award Date of July 25, 2014, are agreed to in consideration of, among other things, the grant of restricted stock units to William H. Swanson (“you”), under the Award Agreement pursuant to the Raytheon 2010 Stock Plan (the “Plan”). Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Award Agreement or the Plan. The following terms as used herein shall mean:
Authorized Company Representative means the Company’s Chief Executive Officer acting upon the advice and recommendation of the Company’s General Counsel;
Restricted Activity means any activity (A) in which you contribute your knowledge, directly or indirectly, in whole or in part, as an employee, consultant, agent or director or any other similar capacity that, in any such case, involves or relates to products, services or solutions of a Restricted Business that, directly or indirectly, compete with those of the Company; or (B) that may require or involve disclosure of trade secrets, proprietary or confidential information; and
Restricted Business means the following: (A) with respect to the Restriction Period from July 25, 2014, to July 25, 2016, Restricted Business means any business enterprise with cyber or defense related annual revenues in excess of $500 million which operates in one or more of the same markets as the Company; and (B) with respect to the Restriction Period from July 25, 2016, to July 25, 2017, Restricted Business means the following named companies and their affiliates: Alliant Techsystems Inc., BAE Systems Inc., The Boeing Company, Booz Allen Hamilton Inc., EADS, Exelis, Inc., General Dynamics Company, the Harris Company, Honeywell International Inc., L-3 Communications Company, Lockheed Martin Corporation, MBDA Incorporated, Northrop Grumman Company, Rockwell Collins, Inc., SAIC, Thales, United Technologies Company.
By accepting the Award, you agree as follows:
1. Consideration and Acknowledgement. You acknowledge and agree that the benefits and compensation opportunities being made available to you under the Award Agreement are in addition to the benefits and compensation opportunities that otherwise are or would be available to you in connection with your employment by the Company or an Affiliate and that the continued vesting of the Award under Sections 4 and 5 of the Award Agreement is expressly made contingent upon your agreements with the Company set forth in these Restrictions. You acknowledge that the scope and duration of the Restrictions are necessary to be effective and are fair and reasonable in light of the value of the benefits and compensation opportunities being made available to you under the Award Agreement. You further acknowledge and agree that as a result of the positions you hold with the Company and the access to and extensive knowledge of the Company’s confidential or proprietary information, employees, suppliers and customers, the Restrictions are reasonably required for the protection of the Company’s legitimate business interests.
2. Restrictions.
(a)    Covenant Not To Compete – Without the prior written consent of an Authorized Company Representative, you agree that during any Restriction Period following cessation of employment you will not engage in any Restricted Activity for any: (i) Restricted Business;

(ii) entity directly or indirectly controlling, controlled by, or under common control with a Restricted Business; and (iii) successor to all or part of the business of any Restricted Business as a result of a merger, reorganization, consolidation, spin-off, split-up, acquisition, divestiture, or similar transaction.
(b)    Non-Solicit – Without the prior written consent of an Authorized Company Representative, you agree that during any Restriction Period following cessation of employment you will not (i) interfere with any contractual relationship between the Company or an Affiliate and any customer of, supplier or distributor to, or manufacturer for the Company or an Affiliate to the detriment of the Company or an Affiliate or (ii) induce or attempt to induce any person who is an employee of the Company or an Affiliate to perform work or services for any entity other than the Company or an Affiliate.
(c)    Protection of Confidential and Proprietary Information – You agree to keep all confidential and proprietary information of the Company and its Affiliates, including joint venture partners, strictly confidential except to the extent disclosure is required by law or court order, and except to the extent that such confidential and proprietary information has become public through no fault of your own.
(d)    Cooperation in Litigation and Investigations – Following the date on which you cease to be an employee of the Company or an Affiliate, you agree, to the extent reasonably requested, to cooperate with the Company in any pending or future litigation (including alternative dispute resolution proceedings) or investigations in which the Company or Affiliates is a party or is required or requested to provide testimony and regarding which, as a result of your employment with the Company or an Affiliate, you reasonably could be expected to have knowledge or information relevant to the litigation or investigation. Notwithstanding any other provision of these Restrictions, nothing in these Restrictions shall affect your obligation to cooperate with any governmental inquiry or investigation or to give truthful testimony in court.

3. Annual Validation of Compliance. You acknowledge and agree that you shall confirm in writing to the Company, prior to each annual vesting date provided in Section 1 of the Award Agreement, your compliance with the restrictions set forth in Section 2 hereof. Failure to provide such annual written confirmation may result in the forfeiture of any unvested Units.

4. Result of Breach of Section 2 or Section 3. In the event that you breach any of the covenants or agreements in Section 2 or Section 3 hereof, to the extent your Units have not fully vested, all of your remaining rights, title or interest in the Award and any dividend equivalents with respect thereto, shall cease.

5. Invalidity; Unenforceability. It is the desire and intent of the parties that the provisions of these Restrictions shall be enforced to the fullest extent permissible. Accordingly, if any particular provision of these Restrictions is adjudicated to be invalid or unenforceable, the Award Agreement shall be deemed amended to delete the portion adjudicated to be invalid or unenforceable, such deletion to apply only with respect to the operation of this provision in the particular jurisdiction in which such adjudication is made.
These Restrictions are effective as of the acceptance by you of the Award of Units under this Award Agreement and is not contingent on the vesting of your Units.

GENERAL RELEASE

I agree to accept the benefits and payments set forth in the Transition Agreement dated July 25, 2014, as full satisfaction in all respects of any and all obligations of any kind which might otherwise be due me from Raytheon Company. I hereby specifically waive, remise, release and forever discharge Raytheon Company, its affiliates, subsidiaries, directors, officers, employees, agents and successors (hereinafter referred to as "Raytheon") from all manner of claims, liabilities, demands and causes of action, known or unknown, fixed or contingent, which I may have or claim to have against Raytheon as a result of my employment and the termination thereof, and do hereby covenant not to file or commence a lawsuit against Raytheon to assert any such claims. I understand that this General Release encompasses all claims arising under federal, state or local law, including but not limited to claims arising under any theory of wrongful discharge. This General Release is binding upon my successors, heirs, executors and administrators but does not waive any rights or claims which relate to events occurring after the date this General Release is executed.

I have read carefully and fully understand all the provisions of this General Release. I acknowledge that this General Release sets forth the entire agreement between me and Raytheon with respect to additional consideration being provided to me and that I have not relied upon any representation or statement, written or oral, not set forth in this document.

_/s/ William H. Swanson__________
(Signature)

Date:__July 25, 2014_______________